Exhibit 5.1

Hogan Lovells US LLP 1735 Market Street, Floor 23 Philadelphia, PA 19103 T +1 267 675 4600 F +1 267 675 4601 www.hoganlovells.com

August 8, 2019

Board of Directors

EyePoint Pharmaceuticals, Inc.

480 Pleasant Street

Watertown, MA 02472

Ladies and Gentlemen:

We are acting as counsel to EyePoint Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 13,100,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company (the “Shares”), which includes (a) an additional 11,000,000 shares of the Common Stock issuable pursuant to the Company’s 2016 Long-Term Incentive Plan, as amended (the “2016 Plan”), (b) 1,100,000 shares of Common Stock issuable pursuant to the Company’s 2019 Employee Stock Purchase Plan (the “2019 Plan”), and (c) 1,000,000 shares of Common Stock issuable upon the exercise of nonqualified stock option awards granted to the Senior Vice President, General Counsel & Company Secretary, the Chief Commercial Officer and the Chief Technology Officer of the Company, as an inducement material to their acceptance of employment with the Company (the “Inducement Awards”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

EyePoint Pharmaceuticals, Inc.	August 8, 2019

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the 2016 Plan, 2019 Plan or Inducement Awards, as applicable, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, or a duly authorized committee thereof, the 2016 Plan, the 2019 Plan and the applicable award agreements, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP